Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

InPhonic, Inc. and subsidiaries:

We consent to the use of our reports dated October 12, 2004, relating to the consolidated financial statements and financial statement schedule of InPhonic, Inc. and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated October 12, 2004, contain an explanatory paragraph that states that the Company adopted the provisions of Emerging Issues Task Force Issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables effective July 1, 2003, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

McLean, Virginia

November 15, 2004